Filed pursuant to Rule 424(b)(3)

SEC File No. 333-267449

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated November 14, 2022)

Nogin, Inc.

21,386,688 Shares of Common Stock Issuable Upon Exercise of Warrants

76,235,936 Shares of Common Stock

9,982,754 Warrants

This prospectus supplement updates, amends and supplements the prospectus dated November 14, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-267449). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K filed with the SEC on December 5, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Common Stock and Warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “NOGN” and “NOGNW,” respectively. On December 2, 2022, the closing prices for our Common Stock and Warrants on the Nasdaq Stock Market LLC were $0.73 per share of common stock and $0.0265 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 5, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 2, 2022

Nogin, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40682	86-1370703
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1775 Flight Way STE 400, Tustin, California	92782
(Address of principal executive offices)	(Zip Code)

(949) 222-0209

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	NOGN	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common stock at an exercise price of $11.50 per share	NOGNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 2, 2022, Nogin, Inc. (the “Company”) received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) notifying the Company that, based on the closing bid price of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for the last 30 consecutive trading days, the Company no longer complies with the minimum bid price requirement for continued listing on The Nasdaq Global Market. Nasdaq Listing Rule 5450(a)(1) requires listed securities to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”), and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the Minimum Bid Price Requirement exists if the deficiency continues for a period of 30 consecutive trading days.

The Notice has no immediate effect on the listing of the Common Stock on The Nasdaq Global Market. Pursuant to the Nasdaq Listing Rules, the Company has been provided an initial compliance period of 180 calendar days to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the closing bid price of the Common Stock must be at least $1.00 per share for a minimum of 10 consecutive trading days prior to May 31, 2023, and the Company must otherwise satisfy The Nasdaq Global Market’s requirements for listing.

If the Company does not regain compliance by May 31, 2023, the Company may be eligible for an additional 180 calendar day compliance period if it elects (and meets the listing standards) to transfer to The Nasdaq Capital Market to take advantage of the additional compliance period offered on that market. To qualify, the Company would be required, among other things, to meet the continued listing requirement for market value of publicly held shares as well as all other standards for initial listing on The Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, and would need to provide written notice of its intention to cure the bid price deficiency during the second compliance period. If the Company does not regain compliance within the compliance period(s), including any extensions that may be granted by Nasdaq, the Common Stock will be subject to delisting.

The Company intends to monitor the bid price of the Common Stock and consider available options to resolve the noncompliance with the Minimum Bid Price Requirement. There can be no assurance that the Company will be able to regain compliance with The Nasdaq Global Market’s continued listing requirements or that Nasdaq will grant the Company a further extension of time to regain compliance, if applicable.

Item 9.01.	Financial Statement and Exhibits.

(d)    Exhibits.

Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date

104	Cover Page Interactive Data File, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nogin, Inc.

Date: December 5, 2022	By:	/s/ Jonathan S. Huberman
	Name:	Jonathan S. Huberman
	Title:	Co-Chief Executive Officer, President and Director

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